Exhibit 4.4
SUPPLEMENT NO. 3
TO
TRUST INDENTURE
     THIS SUPPLEMENT NO. 3, dated as of December 15, 2004 (this “Supplement No. 3”), to that certain Trust Indenture, dated as of August 16, 2000, as amended by Supplement No. 1 to Trust Indenture, dated as of January 25, 2002 (“Supplement No. 1”), and as amended by Supplement No. 2 to Trust Indenture, dated as of November 15, 2002 (“Supplement No. 2”) (as amended, the “Indenture”), is by and between WILMINGTON TRUST COMPANY, a Delaware banking corporation, as indenture trustee (the “Indenture Trustee”), and CAL DIVE I-TITLE XI, INC., a Texas corporation (the “Shipowner,” and together with the Indenture Trustee, the “Parties”).
     WHEREAS, the Secretary has redetermined the estimated Actual Cost of the Vessel, and the Shipowner has received its final total disbursements under the Credit Agreement in the amount of $143,446,092 (which is not in excess of 87.5 percent (87.5%) of such redetermined Actual Cost); and
     WHEREAS, the Shipowner is required to revise the mandatory sinking fund payments for the Floating Rate Note to take into account the changes referred to in the first WHEREAS clause hereof by substituting the Third Revised Amortization Schedule for the existing Second Revised Amortization Schedule, which Third Revised Amortization Schedule has been approved by the Secretary and is attached as Attachment 1 hereto.
     WHEREAS, pursuant to the Indenture, the Parties wish to enter into this Supplement No. 3 to reflect the change in the amount of the mandatory sinking fund payments for the Floating Rate Note;
     WHEREAS, Sections 10.04 and 10.05 of Exhibit 1 to the Indenture provide that the Shipowner and the Indenture Trustee may, with the Consent of the Secretary, and all Obligees affected thereby, from time to time, enter into indentures supplemental thereto for the purpose, among other things, of reducing the amount of any mandatory sinking fund payment; and
     WHEREAS, pursuant to Sections 10.04 and 10.05 of Exhibit 1 to the Indenture, one hundred percent (100%) of the Obligees and the Secretary have consented to this Supplement No. 3.
     NOW, THEREFORE, in consideration of the mutual rights and obligations set forth herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I
DEFINITIONS; OFFICER’S CERTIFICATE; OPINIONS OF COUNSEL
     SECTION 1.01. Definitions. Schedule A to the Indenture is hereby amended by adding the following definitions:
“Supplement No. 3 to Trust Indenture” means this Supplement No. 3 to Trust Indenture, dated as of December 15, 2004.”
ARTICLE II
THE OBLIGATIONS
     The Indenture shall be modified and supplemented as follows:
     SECTION 2.01. Scheduled Mandatory Redemptions. The first paragraph of Section 4(a) of the Special Provisions of the Indenture, as amended by Supplement Nos. 1 and 2, is deleted in its entirety and the following is substituted therefor:
“(a) Scheduled Mandatory Redemption. The Obligations are subject to redemption at a Redemption Price equal to 100% of the principal amount thereof, together with interest accrued thereon to the applicable Redemption Date, through the operation of scheduled repayment providing for the semiannual redemption on August 1 and February 1 of each year, commencing on August 1, 2002, of the principal amount of the Obligations as specified in the Obligations, plus interest accrued thereon to the Redemption Date so that the semiannual mandatory redemption of the aggregate principal amount of the Obligations Outstanding shall be in the principal amount set forth in the third revised amortization schedule (the “Third Revised Amortization Schedule”), which is Attachment 1 to this Supplement No. 3 to Trust Indenture, as the same may be revised as provided in the Indenture. There shall be a final redemption of the remaining outstanding principal of the Floating Rate Note no later than the earlier of (i) February 1, 2012, or (ii) the date upon which the Trigger Event (as hereinafter defined) shall occur, and a final redemption of the remaining outstanding principal of the Fixed Rate Bonds on February 1, 2027. The Stated Maturities of the Serial Bonds shall be earlier than the Stated Maturities of the Sinking Fund Bonds.”

ARTICLE III
THIRD REVISED AMORTIZATION SCHEDULE
     SECTION 3.01. Third Revised Amortization Schedule. Section 3.01 of Supplement No. 2 is deleted in its entirety and the following inserted in lieu thereof:
“SECTION 3.01. Third Revised Amortization Schedule. Attached hereto as Attachment 1 to this Supplement No. 3, and in accordance with Section 3.02(e) of Exhibit 1 to the Indenture, is the Third Revised Amortization Schedule of scheduled repayments of the Obligations reflecting changes in redemption of the principal amount of the Obligations in accordance with the Indenture, as supplemented by this Supplement No. 3. The Third Revised Amortization Schedule replaces all prior Amortization Schedules, including that set forth in Attachment 1 to the original Indenture, the Revised Amortization Schedule attached as an exhibit to Supplement No. 1 and the Second Amortization Schedule attached as an exhibit to Supplement No. 2.”
ARTICLE IV
MISCELLANEOUS PROVISIONS
     SECTION 4.01. The Indenture Trustee accepts the modifications of the Indenture hereby effected only upon the terms and conditions set forth in the Indenture, as supplemented and amended by Supplement Nos. 1 and 2 to Trust Indenture and this Supplement No. 3.
     SECTION 4.02. All capitalized terms used herein which are not otherwise defined herein have the meanings set forth in Schedule A to the Indenture, as supplemented and amended by Supplement Nos. 1 and 2 to Trust Indenture and this Supplement No. 3.
     SECTION 4.03. Except as so amended, the provisions of the Indenture are hereby confirmed, and shall remain in full force and effect.
     SECTION 4.04. This Supplement No. 3 may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
(SIGNATURE PAGE FOLLOWS)

     IN WITNESS WHEREOF, this Supplement No. 3 to Trust Indenture has been duly executed by the Parties on the day and year first above written.

CAL DIVE I-TITLE XI, INC.,
as Shipowner

			By	/s/ A. WADE PURSELL

				Name: Title:	A. Wade Pursell Vice President

Attest:

By	/s/ JAMES LEWIS CONNOR, III

	Name:	James Lewis Connor, III
	Title:	Vice President

WILMINGTON TRUST COMPANY,
as Indenture Trustee

			By	/s/ ROBERT J. PERKINS

				Name:	Robert J. Perkins
Attest:				Title:	Administrative Account Manager
and Authorized Signer
By	/s/ CHARISSE L. RODGERS

	Name:	Charisse L. Rodgers
	Title:	Vice President